UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment no. 1)

CGI Holding Corporation
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(Name of Issuer)



Common Stock, $.001 par value
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(Title of Class of Securities)

125318105
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(CUSIP Number)

Kellogg Capital Group, LLC
14 Wall Street, 27th Floor
New York,  New York, 10005
(212) 433-7777
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(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 31, 2004
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(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and forany subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,see the Notes).


CUSIP NO. 125318105                           Page 2 of 5 Pages
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      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kellogg Capital Group, LLC
      Tax I.D.:  13-4067067
      Charles Kellogg
      Lee Kellogg

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]
---------------------------------------------------------
      SEC USE ONLY
 3

----------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Kellogg Capital Group, LLC - New York
      Charles Kellogg - USA
      Lee Kellogg - USA
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                                              SOLE VOTING POWER
                                        5
   NUMBER OF
                    Kellogg Capital Group, LLC-633,928
                    Charles Kellogg-312,500, Lee Kellogg-312,500
   SHARES           -------------------------------------------------
                                              SHARED VOTING POWER
   BENEFICIALLY                         6

   OWNED BY                                   0
                    -------------------------------------------------
   EACH                                     SOLE DISPOSITIVE POWER
                                        7
   REPORTING        Kellogg Capital Group, LLC-633,928
                    Charles Kellogg-312,500, Lee Kellogg-312,500
   PERSON           ----------------------------------------
                                        SHARED DISPOSITIVE POWER
   WITH:                                8
                                              0
----------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          Kellogg Capital Group, LLC-633,928
          Charles Kellogg-312,500, Lee Kellogg-312,500
---------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10       SHARES (SEE INSTRUCTIONS)
                                                                   [_]
---------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         4.0%

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         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         Kellogg Capital Group, LLC BD
         Charles Kellogg IN
         Lee Kellogg IN

--------------------------------------------------------------------------------


Item 1.

         (a)  Name of Issuer

              CGI Holding Corporation

         (b)  Address of Issuer's Principal Executive Offices
              520 Lake Cook Road
              Suite 690
              Deerfield, Illinois 60015

Item 2.

         (a)  Name of Person Filing

              Kellogg Capital Group, LLC
              Charles Kellogg
              Lee Kellogg

         (b)  Address of Principal Business Office or, if none, Residence

              14 Wall Street, 27th Floor
              New York, NY 10005

         (c)  Citizenship

              Kellogg Capital Group, LLC - New York
              Charles Kellogg - USA
              Lee Kellogg - USA

         (d)  Title of Class of Securities

               Common Stock, $.001 par value

         (e)  CUSIP Number

              125318105

Item 3.

              If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

              (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership.

    (a)Amount beneficially owned: Kellogg Capital Group, LLC: 633,928
                                  Charles Kellogg: 312,500
                                  Lee Kellogg: 312,500
    (b)Percent of class: 4.0%
    (c)Number of shares as to which the person has:
                                  Kellogg Capital Group, LLC: 633,928
                                  Charles Kellogg: 312,500
                                  Lee Kellogg: 312,500
    (i)Sole power to vote or to direct the vote:
                                  Kellogg Capital Group, LLC: 633,928
                                  Charles Kellogg: 312,500
                                  Lee Kellogg: 312,500
   (ii)Shared power to vote or to direct the vote - 0
   (iiiSole power to dispose or to direct the disposition of:
                                  Kellogg Capital Group, LLC: 633,928
                                  Charles Kellogg: 312,500
                                  Lee Kellogg: 312,500
   (ivShared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.
This Schedule 13G/A is being filed to report that the reporting person has ceased to be the owner of more than 5% of the outstanding shares of common stock of the company.

Item 6.  Ownership of More than Five Percent On behalf of another person. N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. This Schedule
13G/A is not being filed by a parent holding company or a control person pursuant to Rule 13d-1(b)(1)(ii)(G).

Item 8.  Identification and Classification of Members of the Group.

     This Schedule is not being filed by a group pursuant to Rule
13d-1(b)(1)(ii)(J).

Item 9.  Notice of Dissolution of a Group.

     Not applicable.

Item 10. Certification.

     (b) This Schedule 13G/A is being filed pursuant to Rule 13d-1(b):


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set
forth in this statement is true, complete and correct.

                                               February 8, 2005
                                         ----------------------------------
                                                      Date

                                           /s/ Matthew Brand
                                     ----------------------------------
                                              Matthew Brand
                                           Title: Managing Director

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